EXHIBIT 10.4
LEASE
THIS LEASE (this “Lease”) is made as of May 4, 2011, by and between
“Landlord” MEPT Mount Eden LLC, a Delaware limited liability company

and

“Tenant” Anthera Pharmaceuticals, a Delaware corporation
SECTION 1: BASIC TERMS AND DEFINITIONS
Project: Mt. Eden Business Park.
Building: The building at 25801 Industrial Blvd., Hayward, CA, commonly known as Building A and located on the real estate legally described on Exhibit A (“the Land”).
Premises: The portion of the Building designated as Suite 200 and depicted on the plan attached as Exhibit B.
Rentable Area of Premises: 14,034 rentable square feet, measured in accordance with ANSI/BOMA Z65.1-1996.
Rentable Area of Building: 42,855 rentable square feet, measured in accordance with ANSI/BOMA Z65.1-1996.
Tenant’s Pro Rata Share: Thirty-Two and Seventy-Five Hundredths Percent (32.75%) which is the Rentable Area of Premises divided by the Rentable Area of the Building.
Commencement Date: August 1, 2011.
Lease Term: Subject to the early termination right contained in Section 2.5 below, commencing on the Commencement Date and ending on the last day of that calendar month which is thirty-eight (38) months after the Commencement Date.
Base Rent: The monthly amount of Base Rent and the portion of the Lease Term during which such monthly amount of Base Rent is payable shall be determined from the following table:
(Premises: 14,034 RSF)

		Rate
Applicable Portion of Lease Term		Per/Rentable		Monthly Base
Beginning first day of	Ending last day of	Sq. Ft./Month		Rent Installment	Annual Base Rent
Month 1	Month 2	$0.00	(1)	$0.00 (1)	$0.00	(1)
Month 3	Month 12	$0.99	NNN	$13,893.66	$166,723.92
Month 13	Month 24	$1.0197	NNN	$14,310.47	$171,725.64
Month 25	Month 36	$1.0503	NNN	$14,739.78	$176,877.36
Month 37	Month 38	$1.0818	NNN	$15,181.97	$182,183.64

(1)	The Base Rent for the first two (2) months of the Lease Term shall be abated and shall become immediately due and payable if at any time during the initial Lease Term, there is an Event of Default by Tenant as described in Section 5.1.1 below. Tenant shall remain responsible for Operating Costs Reimbursements during such period.
Operating Costs Reimbursements Estimate for 2011: Zero and 27/100 Dollars ($0.27) per month.
Prepaid Rent: Thirteen Thousand Eight Hundred Ninety-Three and 66/100 Dollars ($13,893.66).
Security Deposit: Thirteen Thousand Eight Hundred Ninety-Three and 66/100 Dollars ($13,893.66).

Parking: Three and one-half (3.5) non-reserved parking stalls per 1,000 rentable square feet of the Premises for a total of approximately forty-nine (49) parking stalls, at no additional charge. In addition, Tenant shall have the use of up to five (5) visitor parking stalls located throughout the Project during the Lease Term and any extensions thereof.
Manager: Simeon Commercial Properties, or its replacement as specified by written notice from Landlord to Tenant.
Tenant Improvement Allowance: Seventeen and 50/100 Dollars ($17.50) per rentable square foot of the Premises, to be used as described in Paragraph 2.7 below.
Brokers: Simeon Commercial Properties, a licensed broker, represents Landlord in this transaction. Jones Lang LaSalle, a licensed broker, represents Tenant in this transaction.
SECTION 2: PREMISES AND TERM
2.1 Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, on the terms and conditions set forth in this Lease.
2.2 Rentable Areas. The Rentable Areas of the Premises and the Building as specified in Section 1 are final, conclusive and controlling for all purposes. A portion of the Building common areas is included in the Rentable Area of the Premises.
2.3 Lease Term. The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.
2.4 Renewal Option.
     2.4.1 Tenant shall have the option to renew this Lease for one (1) additional extension term of three (3) years. Such renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than six (6) months and not more than twelve (12) months prior to expiration of the Lease Term. Timely delivery of notice of exercise of this renewal option shall act to automatically extend the Lease Term for three years upon the same terms and conditions as this Lease, except for the amount of Base Rent, which shall be calculated pursuant to this Section and confirmed by a subsequent document executed by Landlord and Tenant. Notwithstanding the foregoing, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) on the date Tenant exercises such renewal option or as of the date immediately preceding the commencement date of the renewal period, Tenant is in default beyond applicable notice and cure periods of any of its obligations under this Lease; and (ii) at no time prior to the expiration of the initial Lease Term shall there have been any assignment or subletting of the Premises that shall remain in effect after the expiration of the initial Lease Term, except for Permitted Transfers (as defined below).
     2.4.2 If Tenant exercises this renewal option, then during the renewal period the Base Rent payable by Tenant shall be the then Fair Market Rent for the Premises. For purposes of this paragraph, the term “Fair Market Rent” shall mean the rental rate for comparable space for a renewal term with an existing tenant, situated in comparable office and light warehouse buildings in comparable business parks in the Hayward, California market area, taking into account tenant improvement packages and any other customary concessions for renewals with existing tenants. Fair Market Rent shall include the periodic rental increases, if any, that would be included for space leased for the renewal period. The Fair Market Rent shall be negotiated by Landlord and Tenant within the sixty (60) calendar day period commencing upon Landlord’s receipt of Tenant’s notice exercising the renewal option.
     2.4.3 If the parties cannot agree on the Fair Market Rent within the sixty (60) day period after the date of Tenant’s notice to Landlord, Landlord shall, no more than fifteen (15) calendar days thereafter, select an independent M.A.I. real estate appraiser (certified in the State of California) with at least ten (10) years experience in the Hayward, California commercial real estate market, who shall prepare a written appraisal of the Fair Market Rent using the assumptions described in this paragraph. The appraisal report shall be completed and delivered to Tenant and Landlord within fifteen (15) calendar days from the date Landlord selects the appraiser. Such appraiser’s determination of Fair Market Rent shall be determinative unless Tenant disputes it as provided in the next sentence. If Tenant disputes such appraisal, Tenant shall within ten (10) calendar days following delivery of the appraisal report, deliver to Landlord written notice (a) that Tenant disputes such appraisal report, and (b) of the identity of the appraiser selected by Tenant meeting the qualifications set forth in this paragraph. The appraiser selected by Tenant shall submit his appraisal report of the Fair Market Rent using the assumptions described in this paragraph within fifteen (15) calendar days following the delivery of Tenant’s notice to

Landlord disputing the initial appraisal. If the two appraisals are within five percent (5%) of each other (based on the higher number), the Fair Market Rent shall be the higher of the two appraisals. If not, then within ten (10) calendar days after the delivery of the second appraisal, the two appraisers shall appoint a third appraiser meeting the qualifications set forth in this Section, and the third appraiser shall deliver his decision within ten (10) calendar days following his selection and acceptance of the appraisal assignment. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party. The third appraiser shall be limited in authority to selecting, in his opinion, which of the two earlier appraisal determinations best reflects the Fair Market Rent under the assumptions set forth in this paragraph. The third appraiser must choose one of the two earlier appraisals, and, upon doing so, the third appraiser’s determination shall be the controlling determination of the Fair Market Rent. Each party shall pay the costs and fees of the appraiser it selected; if a third appraiser is selected, the party whose appraisal is not selected to be the Fair Market Rent by said third appraiser shall pay all of said appraiser’s costs and fees.
2.5 Termination Option. Tenant shall have the one-time right to terminate this Lease (“Termination Right”) as of the last day of the twenty-fourth (24th) month of the Lease Term (the “Termination Date”) by providing Landlord with not less than nine (9) months’ prior written notice. As a condition to the effectiveness of the Termination Right, Tenant must satisfy all of the following requirements, satisfaction of which shall mean that the Lease will terminate on the Termination Date with the same force and effect as if such date were the date originally established in this Lease for the expiration of the Lease Term:
     2.5.1 As of the date that Tenant notifies Landlord of Tenant’s exercise of this Termination Right and as of the Termination Date, there shall be no monetary Event of Default (beyond the expiration of all applicable notice and cure periods) by Tenant under this Lease and there shall have occurred no act or omission which, with the passage of time or giving of notice, or both, would become an Event of Default by Tenant under the Lease;
     2.5.2 [Intentionally omitted];
     2.5.3 At the time Tenant gives written notice to Landlord as provided for in subpart 2.5.1 above, Tenant shall have paid Landlord a termination fee, equal to the unamortized portions of the Tenant Improvement Allowance and leasing commissions, which shall be amortized over the Lease Term at an annual interest rate of 8%, and repayment of the initial two (2) months of abated rent. The amount of the Tenant Improvement Allowance shall be set forth in a written notice from Landlord to Tenant, as soon as the amount is determined; and
     2.5.4 Upon termination of the Lease pursuant to this paragraph, Tenant shall surrender and vacate the Premises to Landlord as provided for in this Lease. All rights and obligations of Landlord and Tenant, unless expressly stated herein to survive the expiration or earlier termination of this Lease, shall cease to exist as of the Termination Date.
2.6 Physical Condition of Premises.
     2.6.1 Tenant (a) accepts the Premises, the Building and the Project in its current AS IS condition, and (b) acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Premises or the Building except as specifically set forth in this Lease.
     2.6.2 Landlord represents and warrants to Tenant that, (a) as of the Commencement Date and for the first twelve (12) months of the Lease Term, all Building systems shall be operational and in good condition and repair; (b) to Landlord’s actual knowledge, as of the date of this Lease the Building and the Premises are in material compliance with all applicable Governmental Requirements; (c) Landlord is the fee owner of the Building; and (d) as of the date of this Lease, Landlord has no actual knowledge of any material defects in the Premises or the Building which would unreasonably interfere with Tenant’s use and enjoyment of the Premises for the Permitted Use. In the event of any breach of any of Landlord’s warranties in this Section 2.6.2, Landlord shall promptly rectify the same at its sole cost and expense.
2.7 Tenant Improvement Allowance.
     2.7.1 Landlord shall provide a Tenant Improvement Allowance of Seventeen and 50/100 Dollars ($17.50) per rentable square feet for the Premises. The Tenant Improvement Allowance shall be applied to the hard and soft construction costs incurred by Tenant, including but not limited to, architectural services, cabling, furniture, electrical, signage, Tenant’s construction management fees and any security system associated with the Premises and may used by Tenant to offset moving costs. If the sum of Tenant’s actual hard and soft costs associated with the Tenant improvements to the Premises is less than the Tenant Improvement Allowance, then up to Five and No/100 Dollars ($5.00) per rentable square foot (such amount being the difference between the $17.50/RSF allowance and the amount actually expended per rentable square feet) shall be applied as a credit against the Base Rent and Operating Costs Reimbursements due immediately after the eighteenth (18th) month of the Lease Term.
     2.7.2 At Tenant’s option, Landlord shall pay all or any portion of the Tenant Improvement Allowance directly to third parties, including but not limited to, contractors, architects and other consultants, based on billing invoices approved in advance in writing by Tenant.
2.8 Construction of Tenant Improvements.
     2.8.1 Tenant shall retain a licensed architect of its choice, subject to Landlord’s prior written approval, to prepare the Plans and Specifications for the Tenant Improvements. The Plans and Specifications shall be subject to Landlord’s approval, which approval shall not be unreasonably delayed, provided that such Plans and Specifications comply with the requirements of this paragraph.
     2.8.2 Within one hundred eighty (180) days following the date of execution of the Lease by Tenant, Tenant shall cause its architect to furnish to Landlord for Landlord’s approval space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the “Space Plan”). If required by Landlord, Tenant’s architect shall consult with Landlord’s engineer in preparing the Space Plan, and incorporate such engineer’s requirements into the Space Plan. If Landlord fails to disapprove the Space Plan within the ten (10) day period following its receipt of the Space Plan, the Space Plan shall be deemed approved. If Landlord shall disapprove of any portion of the Space Plan within such ten (10) day period, Landlord shall advise Tenant of the reasons therefor and shall notify Tenant of the revisions to the Space Plan that are reasonably required by Landlord for the purpose of obtaining approval. Tenant shall within seven (7) days submit to Landlord, for Landlord’s approval, a redesign of the Space Plan, incorporating the revisions required by Landlord or proposing alternatives for Landlord’s consideration, which shall be undertaken pursuant to the process set forth above.
     2.8.3 Tenant shall cause its architect to prepare from Tenant’s approved Space Plan, complete Plans and Specifications within one hundred twenty (120) days after Landlord approves the Space Plan. The Plans and Specifications shall (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) comply with all Governmental Requirements; (c) comply with all applicable insurance regulations; and (d) be consistent with the approved Space Plan. Tenant shall submit the Plans and Specifications for Landlord’s Approval in the same manner and timeframe as provided in Subparagraph 2.8.2 above for approval by Landlord of Tenant’s Space Plan.
     2.8.4 Tenant shall complete the Tenant Improvements in accordance with the approved Plans and Specifications and all applicable Governmental Requirements and in accordance with the provisions of Paragraph 5.8 (“Work Performance and Responsible Contracting”). Tenant shall provide an exhibit depicting the intended Tenant Improvements to be attached as an exhibit to this Lease. Landlord shall review and manage the construction of the Tenant Improvements for a construction management fee of one and fifty percent (1.5%) of actual hard construction costs.
     2.8.5 If Landlord requires performance or payment bonds, they shall be provided at Landlord’s sole cost and expense, and shall not be funded from the Tenant Improvement Allowance.
     2.8.6 All Tenant Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises on the expiration or earlier termination of this Lease. Tenant shall not be responsible for any restoration (or removal) of its initial Tenant Improvements completed in accordance with the provisions of this Section 2.8 at the expiration of the Lease Term other than its Telecommunication Facilities (as defined in Section 4.1.2).
2.9 Commencement Date. The Commencement Date shall be August 1, 2011. Tenant agrees to sign a Commencement Date Memorandum in the form of Exhibit E, when prepared by Landlord.
2.10 Use and Conduct of Business.
     2.10.1 The Premises are to be used only for general business office and research and development uses (the “Permitted Uses”). Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its particular use, occupation and operation of the Premises for the Permitted Uses.
     2.10.2 No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, or materially and unreasonably interferes in any way with the business of Landlord or any other tenant in the Building.
2.11 Compliance with Governmental Requirements and Rules and Regulations. Subject to Section 4.2 below, Tenant shall comply with all Governmental Requirements relating to its particular use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time. Notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible for compliance with any Governmental Requirements where such compliance would require capital expenditures, or is not related specifically to Tenant’s use and occupancy of the Premises. For example, if any Governmental Agency should require the Building or Premises to be structurally strengthened against earthquake, or should require the removal of asbestos from the Premises and such measures are imposed as a general requirement applicable to all tenants rather than as a condition to Tenant’s specific use or occupancy of the Premises, such work shall be performed by Landlord and the cost thereof shall be an Operating Costs to the extent provided in Section R1.4 of Rider 1 hereto. Current Rules and Regulations are attached to this Lease as Exhibit C. “Governmental Requirements” are any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended, promulgated or issued and all current or future final orders, judgments or decrees of any court with jurisdiction interpreting or enforcing any of the foregoing. A “Governmental Agency” is the United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency with jurisdiction and any board, agency or authority associated with any such governmental entity.
2.12 Green Agency Ratings. The Building may become certified under a Green Agency Rating (as hereinafter defined) or operated pursuant to Landlord’s sustainable building practices, as the same may be in effect or modified from time to time. Landlord’s sustainability practices address, without limitation, whole building operations and maintenance issues including chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, exterior maintenance programs, and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Tenant will use good faith, commercially reasonable efforts not to use or operate the Premises in a manner that will cause the Premises not to conform with Landlord’s sustainability practices or the certification of the Building by a Green Agency Rating; provided, however, Tenant may endeavor, at no cost or expense to Tenant, to follow such practices. Landlord reserves the right to change electricity providers for the Building at any time and to purchase green or renewable energy. To the extent commercially reasonable, all construction, maintenance and repairs made by Tenant shall comply with Landlord’s sustainability practices and with the minimum standards and specifications as outlined by the Green Agency Rating in addition to all Governmental Requirements. Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over-heating the space; turning off lights and equipment at the end of the work day; and purchasing Energy Star qualified equipment, including but not limited to lighting, office equipment, kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s WaterSense program. As used herein, “Green Agency Rating” means any one or more of the following ratings, as the same may be in effect or amended or supplemented from time to time: the U.S. EPA’s Energy Star rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes for Continual Improvement of Existing Buildings (Green Globes-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems
2.13 Relocation. Intentionally omitted.
2.14 Holdover. Base Rent shall increase on the expiration or termination of this Lease to an amount equal to one hundred fifty percent (150%) of the Base Rent prevailing immediately prior to the expiration or termination (a) if and for so long as Landlord has authorized Tenant to holdover or (b) if Tenant wrongfully refuses to relinquish possession of the Premises upon such expiration or termination. The increase in Base Rent under clause (b) of the preceding sentence is an agreed increase in Base Rent, is not liquidated damages and shall not limit the right of Landlord to recover direct and consequential damages for the Tenant’s violation of this paragraph or to exercise other rights and remedies provided under applicable law for Tenant’s wrongful refusal to surrender possession.

SECTION 3: BASE RENT, OPERATING COSTS REIMBURSEMENTS AND OTHER SUMS PAYABLE UNDER LEASE
3.1 Payment of Rental. Tenant agrees to pay Base Rent, Operating Costs Reimbursements (defined in Rider 1) and any other sum payable under this Lease to Landlord when due without demand, deduction, credit, adjustment or offset of any kind. All such payments shall be in lawful money of the United States and shall be paid to Landlord or to Manager or to such other place as Landlord may from time to time designate in writing.
3.2 Base Rent. On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term. Monthly installments of Base Rent shall be paid, without demand and in advance, on or before the first day of each calendar month during the Lease Term. The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated. Subject to abatement, Base Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date.
3.3 Security Deposit. All sums payable under this Lease (including Base Rent and Operating Costs Reimbursements) shall be considered Rent and all rights and remedies available pursuant to law for non-payment of rent shall apply. Tenant has deposited with Landlord or Manager the sum set forth in the blank opposite the words “Security Deposit” in Section 1 of this Lease (the “Security Deposit”) to secure Tenant’s performance of this Lease. If Tenant defaults in any payment or performance due under this Lease, Landlord, in its absolute discretion and without prejudice in its other rights or remedies, may apply the Security Deposit, in whole or in part, to the payment of sums due from Tenant as a result of such default. If such application cures the default, Tenant shall within ten (10) days from demand, deposit with Landlord the sum necessary to restore the Security Deposit to the specified amount. If Tenant has fully performed under this Lease, the remainder of the Security Deposit shall be repaid to Tenant, without interest, within thirty (30) days after the expiration of this Lease, such obligation of Landlord surviving the expiration or earlier termination of this Lease. If the Land and the Building are sold or transferred by Landlord, Tenant shall look solely to the successor Landlord for the return of the remainder of the Security Deposit, provided Landlord has turned over or credited the amount of the Security Deposit to such successor landlord.
3.4 Operating Costs Reimbursements. The definition “Operating Costs Reimbursements” and the provisions of this Lease applicable to Operating Costs Reimbursements are set forth in Rider 1.
3.5 Late Charge. If Tenant fails to make any payment of Base Rent, or other amount when due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment but Landlord will waive the late charge for the first such failure occurring during any calendar year during the Lease Term. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the late payment.
3.6 Default Rate. Any Base Rent, Operating Costs Reimbursements or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the “Prime Rate”), plus two (2) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”).
SECTION 4: SERVICES AND REPAIR
4.1 Utilities and Services.
     4.1.1 Tenant shall contract directly for all utilities and services to the Premises, including the following: (a) electricity and gas; (b) heating, ventilation and air-conditioning services (“HVAC”); (c) hot and cold domestic water, wastewater and sewage service at the points now existing in the Premises or as specified for initial Tenant Improvements (where applicable); (d) Telecommunication services; (e) cleaning and janitorial service; and (f) refuse/trash removal. Tenant shall select the company or companies providing such utility and other services described in this subparagraph.
     4.1.2 Landlord will provide only a suitable connection for usual and customary voice telephone and internet services at the designated locations in the Building. All connection, installation, usage charges, maintenance and repair charges for such telephone service shall be Tenant’s responsibility. Installation of Telecommunication Facilities beyond those specified as Landlord’s responsibility under the first sentence shall be the responsibility of Tenant except to the extent the Initial Tenant Improvements include Telecommunication Facilities. “Telecommunication Facilities” are defined as equipment, apparatus, installations, facilities and other materials utilized for the purposes of electronic communication, whether wireless or wired, including cable, switches, conduit, sleeves and wiring. Tenant shall be required to remove all Telecommunication Facilities, at Tenant’s expense, on the expiration or earlier termination of the Lease in accordance with paragraph 5.3 (“Removal of Property”).
     4.1.3 Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited. Unless otherwise required by law, neither Tenant nor a provider of telecommunication services to Tenant shall be entitled to locate or install Telecommunication Facilities in, on or about the Building without first obtaining Landlord’s advance, written consent (given in its reasonable discretion).
     4.1.4 Landlord shall in no case be liable or in any way be responsible for damages (including consequential damages) or the loss to Tenant of utilities or other services arising from the failure of, diminution of or interruption of any kind to the Premises, unless (a) such interruption in, deprivation of or reduction of any such service was caused by the gross negligence or willful misconduct of Landlord, its agents or contractors or by the uncured breach of this Lease by Landlord, and (b) any such claims are not covered by the business interruption insurance required of Tenant by this Lease. To the extent that Landlord bears any responsibility for the foregoing, Landlord’s responsibility and Tenant’s remedy shall be limited to an abatement in Base Rent for the period beginning with (a) the day which is three (3) consecutive days after the date on which Tenant delivers notice to Landlord of such interruption, deprivation or reduction and of the fact that Tenant is being deprived of all reasonable use of the Premises and ending on (b) the date such interruption, deprivation or reduction which is Landlord’s responsibility is no longer causing Tenant to be deprived of all reasonable use of the Premises.
4.2 Maintenance and Repair by Landlord. Subject to the paragraph 5.5 (“Damage or Destruction”) and paragraph 5.6 (“Condemnation”), Landlord shall maintain the roof, roof membrane, load-bearing and exterior walls and structural elements of the Building, public and common areas of the Building, plate glass and the Building systems in good order and condition subject to reasonable use and wear. The costs of such maintenance and repair are Operating Costs as defined in subparagraph R1.4.1 of Rider 1. Landlord, at its sole cost, shall also be responsible on an ongoing basis during the Lease Term for any necessary improvements to the Building shell to comply with building code, the Americans With Disabilities Act of 1990 (“ADA”), and seismic requirements, provided such ADA compliance is not triggered by Tenant’s Alterations during the Lease Term. These code compliance costs shall not be allocated as Operating Costs of the Building or passed through to Tenant. In addition, Landlord, at its sole cost and not as an Operating Cost, shall be responsible for the demising and separate metering of all utilities and building systems.
4.3 Maintenance and Repair by Tenant. Except as specified to be Landlord’s responsibility under paragraph 4.1 (“Utilities and Services”) and paragraph 4.2 (“Maintenance and Repair by Landlord”), and except for reasonable wear and tear, casualty and condemnation, Tenant shall keep the Premises in good condition and repair. Notwithstanding the foregoing, in the event that Tenant would be required by this Section to make a repair or replacement that would be considered a “capital improvement” as determined in accordance with generally accepted accounting principles, Landlord shall make such repair or replacement and charge Tenant, as an Operating Cost, the cost thereof, provided that the cost of such repair or replacement shall be amortized over its useful life and only the amortized portion of such cost shall be included in Operating Costs on a monthly basis. Tenant shall be responsible for replacing light bulbs and ballasts within the Premises. Tenant shall enter into all contracts for all repairs and services related to operating the Premises. (See Paragraph 4.1 for additional responsibilities by Tenant.) Tenant agrees to notify Landlord immediately if water or moisture conditions from any source (including leaks) are discovered and to allow Landlord to evaluate and make recommendations and/or take appropriate corrective action.
4.4 Common Areas/Security. The common areas of the Building and the Project shall be under Landlord’s sole management and control. Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land, Building or Project, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property.
4.5. Signage. Tenant, at its sole cost and expense, shall have the right to the maximum building top signage on the Premises and to Building, entry, and monument/directional signage in accordance with

Landlord’s signage criteria without additional rental charges. All such signage shall be subject to the reasonable approval of Landlord and any required Governmental Agencies.
SECTION 5: OCCUPANCY PROVISIONS
5.1 Tenant Alterations. Tenant shall not make or permit to be made any alterations, additions, improvements or installations in or to the Premises (including Telecommunication Facilities), or place signs or other displays visible from outside the Premises (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which may be withheld in Landlord’s reasonable discretion. If Landlord fails to respond to Tenant’s request within fifteen (15) days after the receipt of Tenant’s request, Tenant shall give Landlord a second notice. Landlord’s failure to respond to Tenant’s second notice within ten (10) days after the receipt of Tenant’s request shall be deemed to be Landlord’s approval of the proposed Tenant Alterations. Notwithstanding the foregoing, Tenant, without Landlord’s prior written consent, but with prior notice thereto, shall be permitted to make non-structural Tenant Alterations to the Building, provided that (a) Tenant shall deliver to Landlord in writing approximately thirty (30) days prior to commencement of the Tenant Alterations a general description of the Tenant Alterations Tenant intends to make, (b) the cost of such Tenant Alteration does not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) individually, (c) Tenant shall notify Landlord in writing within thirty (30) days of completion of the Tenant Alteration and deliver to Landlord a set of the plans and specifications therefor, either “as-built” or marked to show construction changes made, and (d) Tenant shall, upon Landlord’s request made within ten (10) days after the notice referred to in clause (c), remove the Tenant Alteration at the termination of the Lease and restore the Premises to their condition prior to such Tenant Alteration. Tenant shall deliver to Landlord complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by Landlord or, with Landlord’s consent, by Tenant. Tenant shall be authorized to perform Tenant Alterations only to the extent and under such terms and conditions as Landlord, in its absolute discretion, shall specify which, in all events, shall include compliance with paragraph 5.8 (“Work Performance and Responsible Contracting”). All Tenant Alterations performed by Tenant shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defects in materials and workmanship.
5.2 Surrender of Possession. Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord (a) in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear, casualty and condemnation excepted, and (b) free from any tenancy or occupancy by any person.
5.3 Removal of Property. Upon the expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; and (c) Tenant immediately repairs all damage caused by or resulting from such removal. All Tenant Alterations shall become the property of Landlord and shall remain upon and be surrendered with the Premises, unless Landlord requires their removal at the time Landlord grants consent to the construction of such Tenant Alterations. In no event shall Tenant have any obligation to remove the initial Tenant Improvements (other than Telecommunication Facilities) at the expiration of the Lease as required by Section 2.8 above. If removal is required, Tenant shall, at its sole cost and expense, remove all (or such portion as Landlord shall designate) of the Tenant Alterations, repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations.
5.4 Building Hours/Access. Tenant shall have access to the Building seven (7) days per week, twenty-four (24) hours per day, fifty-two (52) weeks a year. Tenant shall permit Landlord and Landlord’s Affiliates (defined in paragraph 6.1) to enter into the Premises at any time on reasonable prior written notice (no less than forty-eight (48) hours prior to such entry, except in case of emergency in which case no notice shall be required) for the purposes of inspection or for the purpose of repairing, altering or improving the Premises or the Building. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, but Landlord shall use good faith efforts to minimize disruption to Tenant’s business and shall, in all cases, provide continued access to the Premises. Landlord shall have the right on reasonable notice to enter the Premises during the last nine

(9) months of the Lease Term for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available.
5.5 Damage or Destruction.
     5.5.1 If the Premises are damaged by fire, earthquake or other casualty (“Casualty”), Tenant shall give immediate written notice to Landlord. If Landlord estimates that the damage can be repaired to meet Tenant’s business needs within one hundred eighty (180) days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage (net of any deductible), then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If neither circumstance described in the previous sentence exists, Landlord may elect, in its absolute discretion, to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. Notice of Landlord’s election shall be delivered to Tenant within sixty (60) days after the date Landlord receives written notice of the damage. Failure to deliver notice within the specified period shall be treated as election not to restore. Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period following a Casualty.
     5.5.2 If the Building is damaged by Casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may, in its absolute discretion, elect to terminate this Lease by notice in writing to Tenant within thirty (30) days after the date Landlord receives written notice of the damage. Such notice shall be effective twenty (20) days after delivery to Tenant unless a later date is set forth in Landlord’s notice.
     5.5.3 Notwithstanding any provision to the contrary contained herein, (i) if Tenant’s use of the Premises is substantially impaired for a period of more than one hundred eighty (180) days after the date of Casualty, or during the last six (6) months of the Lease Term, then both Landlord and Tenant shall have the right to terminate this Lease by written notice to the other party at any time thereafter until Tenant’s use of the Premises is substantially restored, and (ii) if this Lease is terminated by either Landlord or Tenant due to a Casualty, then Tenant shall not be required to pay for any insurance deductibles relating to such Casualty as part of Landlord’s insurance cost or otherwise.
5.6 Condemnation. If more than fifty percent (50%) of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Operating Costs Reimbursements and other sums payable under this Lease shall be paid to that date. In the case of a taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Operating Costs Reimbursements payments may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs if they are awarded separately to Tenant in the eminent domain proceedings and are not claimed by Tenant to be a part of the damages recoverable by Landlord.
5.7 Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. If any such lien or encumbrance is filed or recorded, Tenant shall cause it to be released or otherwise removed within five (5) days by a means or method approved by Landlord.
5.8 Work Performance and Responsible Contracting.
     5.8.1 Tenant acknowledges and agrees that all alterations, additions, improvements, repairs and installations made to or on the Premises (including any Initial Improvements and any Tenant Alterations) shall be performed subject to contractual requirements applicable for the entire duration of the contract that the prime contractor and each and every subcontractor of every tier shall (a) be a party to or bound by a collective bargaining agreement applicable to the geographic area in which the Land is located, applicable to the trade or trades in which the work under the contract is to be performed and entered with one or more labor organizations affiliated with the Building and Construction Trades Department of the AFL-CIO or with an independent, nationally recognized labor organization or one of its affiliated locals, and (b) solely employ members of such labor organizations to perform work within their respective jurisdictions. The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions, improvements or installations. Waivers or exceptions to the requirement in this sentence may be given only in writing by Landlord. Landlord hereby approves Skyline Construction as the general contractor.
     5.8.2 In addition to the requirements of the previous subparagraph, Tenant shall use commercially reasonable efforts to contract for services to be performed in or about the Premises with companies which are a “Responsible Contractor”. A “Responsible Contractor” is defined as a contractor or subcontractor who pays workers a fair wage and Fair Benefits as evidenced by payroll and employee records and who complies with a service-disabled veteran business policy. “Fair Benefits” are defined as including employer-paid family health care coverage, pension benefits, and apprenticeship programs.
5.9 Estoppel Certificate. On Landlord’s written request within ten (10) business days of such request, Tenant shall timely complete, sign and deliver a certificate to an addressee designated by Landlord stating (a) the material terms of this Lease, (b) whether any default currently exists under the Lease, and (c) such other information as may reasonably be requested.
5.10 Utility Bills. In order to assist Landlord in monitoring the energy efficiency of the Building, on Landlord’s request, Tenant shall timely deliver to Landlord a copy of Tenant’s utility bills for the Premises and such other information related to Tenant’s use of utilities as may reasonably be requested.
5.11 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant’s rights under this Lease.
5.12 Hazardous Substances.
     5.12.1 Landlord represents to Tenant that as of the execution date of this Lease, Landlord is not aware of any Hazardous Substances prohibited by applicable Governmental Requirements located in, on, or about the Premises, Building or the Project. Neither Tenant nor any of Tenant’s Affiliates shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency (“Hazardous Substance”), except for storage, handling and use of reasonable quantities and types of cleaning fluids, a generator with petroleum storage, office supplies and substances necessary for Tenant’s drug research and development business in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises and in accordance with applicable law. Tenant agrees that (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building. In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.
     5.12.2 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees; provided, the foregoing shall not apply to the extent of the gross negligence or willful misconduct of Landlord, its agents, or contractors or the uncured breach of this Lease by Landlord. Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.
     5.12.3 As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in Section 5.12.1.
5.13 Access Laws.
     5.13.1 Landlord represents and warrants to Tenant that, as of the Commencement Date, to Landlord’s actual knowledge, the Premises shall be in material compliance with the ADA (including the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities) and all other Governmental Requirements relating to the foregoing (collectively, “Access Laws”).
     5.13.2 Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.
     5.13.3 Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of the Landlord, which shall not be unreasonably withheld provided that such Tenant Alteration complies with the provisions of Section 5.1 above and Tenant causes compliance with Access Laws. In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance. Landlord’s consent to any proposed Tenant Alteration shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.
     5.13.4 Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with bringing the Premises, the Building, or the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant’s specific use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises at the request of Tenant.
     5.13.5 Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph.
     5.13.6 Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Affiliates from and against any and all claims arising out of or relating to any failure of Tenant or Tenant’s Affiliates to comply with Tenant’s obligations under this paragraph.
     5.13.7 Subject to Section 4.2 above, the provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.
5.14 Subordination. Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor’s lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on the standard form utilized by such lender or ground lessor. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any customary instrument or subordination agreement that Landlord or such holder may request, provided that the agreement contains a commercially reasonable non-disturbance and attornment agreement and does not materially increase Tenant’s obligations or decrease its rights under this Lease. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.
SECTION 6: INSURANCE AND INDEMNIFICATION
6.1 Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s Affiliates and the Manager from and against any and all Claims made against such persons, arising solely out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or actionable neglect of Tenant or Tenant’s Affiliates, or (c) any breach or default under this Lease by Tenant or by any Tenant’s Affiliates. Tenant’s obligations under the previous sentence shall not apply to the extent the Claim arises from intentional misconduct by or actionable neglect of Landlord or Landlord’s Affiliates or uncured breach of this Lease by Landlord. “Landlord’s Affiliates” are (i) the trustee of and, the investment advisor to the Landlord and (ii) employees of the foregoing. “Tenant’s Affiliates” are all officers, partners, contractors, employees and invitees of Tenant. “Claims” is an individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, and other proceedings and expenses (including attorneys’ fees and expenses incurred in connection with the proceeding, whether at trial or on appeal).
6.2 Tenant Insurance.
     6.2.1 Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect each and every one of the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:
          (a) A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00) per occurrence and location. Tenant shall include Landlord, Manager, Landlord’s investment advisor, and at Landlord’s request, Landlord’s mortgage lender(s) as additional insureds. The limit shall be reasonably increased during the Lease Term at Landlord’s request.
          (b) “Special Form” property insurance (which is commonly called “all risk”) covering Initial Tenant Improvements, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for the then, entire current replacement cost of such property.
          (c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months.
          (d) A policy of worker’s compensation insurance if and as required by applicable law and employer’s liability insurance with limits of no less than One Million and No/100 Dollars ($1,000,000.00).
          (e) In the event Tenant acquires company automobiles, a policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned and hired vehicles with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.
     6.2.2 All insurance policies required under this paragraph shall be with companies having a rating according to Best’s Insurance Key Rating Guide for Property — Casualties of no less than A- Class VIII. Each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Landlord. Tenant shall deliver to Landlord, prior to the Commencement Date and, from time to time thereafter, certificates evidencing the existence and amounts of all such policies and, on Landlord’s request, copies of such insurance policies. There shall be no deductible amount applicable with respect to the insurance policy requirements in part (a) of the previous subparagraph unless approved in advance by Landlord. Deductibles under policies procured under the requirements of clause (b) of subparagraph 6.2.1 must be reasonable and customary. There shall be no self-insured retention with respect to the requirements in either part (a) or (b) of the previous subparagraph unless approved in advance by Landlord.
     6.2.3 If Tenant fails to acquire or maintain any insurance or provide evidence of insurance required by this paragraph, Landlord may, but shall not be required to, obtain such insurance or evidence and the costs associated with obtaining such insurance or evidence shall be payable by Tenant to Landlord on demand.
6.3 Landlord’s Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:
     (a) Commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis.
     (b) “Special Form” property insurance (which is commonly called “all risk”) covering the Building and Landlord’s personal property, if any, located on the Land for the then, current replacement value of such property.
     (c) Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate.
6.4 Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located on or in the described Premises, by reason of Casualty, but only to the extent of deductibles specified in the insurance policies plus the insurance proceeds paid to such party under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such party if it had maintained such policies.
SECTION 7: ASSIGNMENT AND SUBLETTING
7.1 Assignment and Subletting by Tenant. Except for Permitted Transfers, Tenant shall not have the right, directly or indirectly (by change of control or otherwise) to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s consent, which consent may not be unreasonably withheld or delayed. Neither Landlord’s demand for Recapture under paragraph 7.2 (“Recapture”) or Landlord’s conditioning of its consent under paragraph 7.3 (“Landlord Share of Revenue Surplus”) shall be deemed unreasonable. No sublease or assignment , including one to which Landlord has consented, shall release Tenant from its obligations under this Lease.
7.2 Recapture. Landlord shall have the right to recapture all or the applicable portion of the Premises proposed to be assigned or sublet by giving written notice of Landlord’s intention to exercise such right within fifteen (15) days after delivery of Tenant’s request that Landlord consent to assignment or subletting (“Recapture”). The Recapture shall be effective on the earlier of (a) the date Tenant proposed to assign or sublet or (b) the last day of a calendar month which is at least sixty (60) days after delivery of Tenant’s request that Landlord’s consent to the assignment or subletting. On the effective date of the Recapture, this Lease shall be terminated as to the Premises or the portion of the Premises subject to the Recapture. Notwithstanding the first sentence of this subparagraph, Landlord shall have no right to Recapture the Premises or applicable portion thereof if: (a) Tenant’s proposed assignment or sublet is a Permitted Transfer or to an affiliate or wholly-owned subsidiary or is to a reorganized entity under which no change in ownership has occurred, or (b) Tenant’s proposed assignment or sublet, together with any previous assignments and/or sublets in effect as of the date of Tenant’s request, encompass in the aggregate net rentable area equal to or less than fifty percent (50%) of the total net rentable area of Premises.
7.3 Landlord Share of Revenue Surplus. Landlord may elect to condition its consent to an assignment or subletting on this paragraph. If Landlord so gives conditional consent, Tenant shall pay to Landlord if, as and when received by Tenant, fifty percent (50%) of the consideration received by Tenant for the assignment or subletting (after deduction of leasing commissions, attorneys’ fees, tenant improvement allowances, and other reasonable costs of assignment or subletting) to the extent that consideration exceeds Tenant’s obligations under this Lease for the same portion of the Lease Term. If the sublet is for other than the entirety of the Premises, Tenant’s obligation under this Lease shall be prorated based on the area subleased as compared to the Rentable Area of the Premises.
7.4 Permitted Transfers. Notwithstanding anything to the contrary in subparagraph 7.1, but subject to the other provisions of this paragraph, Tenant may assign this Lease or sublet the Premises or any portion thereof (a “Permitted Transfer”), without Landlord’s consent: (a) to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant (control being defined for such purposes as ownership of 50% or more of all of the voting stock of a corporation or 50% or more of the voting legal or equitable interest in any other business entity, and the power to direct the management and operations of the relevant entity) (an “Affiliate”) or (b) to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or which acquires all or substantially all of Tenant’s assets (through a transfer of assets or equity interests in Tenant) as a going concern and such assets include substantial assets other than this Lease (a “Successor”); or (c) to any entity engaged in a joint venture with Tenant, provided that, (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting, in which Tenant shall expressly confirm that Tenant remains primarily liable (together with the assignee in the event of an assignment) for all of the obligations of Tenant under this Lease, (ii) in the case of a subletting or assignment to an Affiliate, the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment,, (iii) Landlord receives a fully executed coy of the assignment or sublease agreement between Tenant and the Affiliate or Successor at least ten (10) days prior to the effective date of such assignment or sublease, in which the Affiliate or Successor, as the case may be, assumes (in the event of an assignment) all of Tenant’s obligations under the Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, and (iv) in the case of an assignment, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and, in the case of an assignment or sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein. In addition, a sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) Tenant is or becomes a publicly traded corporation. Landlord shall no right to any sums or other economic consideration resulting from any Permitted Transfer. Additionally, any rights that are personal to Tenant shall also accrue to any Permitted Transferee.
7.5 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, Landlord and Landlord’s Affiliates shall, upon consummation of such transfer be released automatically from any liability under this Lease for obligations to be performed or observed after the date of the transfer. After the effective date of the transfer, Tenant must look solely to Landlord’s successor-in-interest.
SECTION 8: DEFAULT AND REMEDIES
8.1 Events of Default.
     8.1.1 The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):
          (a) vacation or abandonment of all or any portion of the Premises without continued payment when due of Base Rent and Operating Costs Reimbursements and other sums due under this Lease;
          (b) failure by Tenant to make any payment of Base Rent, Operating Costs Reimbursements or any other sum payable by Tenant under this Lease within three (3) days after its due date, or, in the case of the first such failure during a calendar year of the Lease Term, within three (3) days after written notice to Tenant of such failure;
          (c) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of Base Rent, Operating Costs Reimbursements and other payments, where such failure continues for a period of twenty (20) days after written notice from Landlord; provided, however, that if the nature of Tenant’s obligation is such that more than the specified period required for performance, then Tenant shall not be in default if Tenant commences performance within such period and thereafter diligently prosecutes it to completion;
          (d) the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;
          (e) (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, it is dismissed within sixty (60) days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless it is dismissed within sixty (60) days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due;
          (f) any information furnished by or on behalf of Tenant to Landlord in connection with this Lease is determined to have been materially false, or misleading and Tenant knew of same; or
          (g) if a letter of credit is required under the Credit Enhancement Rider to this Lease, a failure of the Tenant to deliver that letter of credit within the time period specified.
     8.1.2 If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law, then Tenant shall neither attempt nor cause any trustee to attempt to extend the time period specified by the Bankruptcy Act for the assumption or rejection of this Lease.
8.2 Remedies.
     8.2.1 If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, specified or described in the subparagraphs of this paragraph.
     8.2.2 Landlord may terminate this Lease and all rights of Tenant under this Lease, either immediately or at some later date, by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:
          (a) the unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease which have been earned up to and including the date of termination; plus
          (b) interest at the Default Rate on the sum stated in clause (a); plus
          (c) the amount by which (i) the unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds (ii) the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided during such time period, together with interest on such resulting difference at the Default Rate; plus
          (d) the amount by which (i) the aggregate of the unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds (ii) the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such resulting difference being discounted to present value at the time of the award at the Prime Rate in existence at such time; plus
          (e) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs.
     8.2.3 Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense, for the account of, and at the risk of Tenant.
     8.2.4 Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Operating Costs Reimbursements and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the Prime Rate.

     8.2.5 If Tenant vacates, abandons or surrenders the Premises without Landlord’s consent, or if Landlord re-enters the Premises as provided in subparagraph 8.2.3 or takes possession of the Premises pursuant to legal or notice proceedings, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Operating Costs Reimbursements and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 8.2.6.
     8.2.6 If Landlord relets the Premises without terminating this Lease, Landlord shall apply the revenue from such reletting to Landlord’s costs and Tenant’s obligations in such order as Landlord deems appropriate. Should revenue from letting during any month be less than the sum of the Base Rent, Operating Costs Reimbursements and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.
8.3 Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Operating Costs Reimbursements, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) days after written notice of such failure by Landlord, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have all rights and remedies for recovery of any sum or for the cost of such performance as specified in this Lease.
8.4 Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than the specified period required for performance, then Landlord shall not be in default if Landlord commences performance within such period and thereafter diligently prosecutes it to completion. Tenant waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord or upon rent due Landlord, or the right to terminate this Lease or withhold rent.
8.5 Limitation on Recourse. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord or any other obligation of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building and proceeds therefrom and from insurance. Neither Landlord nor any of Landlord’s Affiliates shall have any personal liability in the event of any Claim against any of them arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.
SECTION 9: MISCELLANEOUS PROVISIONS
9.1 Notices. All notices, demands, consents, approvals, statements and communications required or permitted under this Lease shall be in writing and shall be addressed to a party at the addresses set forth opposite that party’s signature, or to such other address as either party may specify by written notice, given in accordance with this paragraph. Unless otherwise specified opposite Tenant’s signature, Tenant’s notice address shall be changed to the address of the Premises after the Commencement Date. All such communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid. All such communications shall be deemed delivered and effective on the earlier of (a) the date received or refused for delivery, or (b) three (3) calendar days after having been deposited in the United States Postal Service, postage prepaid.
9.2 Attorney’s Fees and Expenses. In the event that (a) either party requires the services of an attorney in connection with enforcing the terms of this Lease, (b) suit is brought for the enforcement of this Lease or the exercise of rights and remedies afforded by this Lease or under law, or (c) proceedings are held in bankruptcy, then the substantially prevailing party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

9.3 Successors; Joint and Several Liability. All of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, permitted successors and permitted assigns. In the event that more than one person or organization is included in the term “Tenant”, then each such person or organization shall be jointly and severally liable for all obligations of Tenant under this Lease.
9.4 Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located.
9.5 Offer to Lease. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until it is executed and delivered by both Tenant and Landlord.
9.6 Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including the other party, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord, then performance of such act or obligation (other than Tenant’s rental obligations under this Lease) shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.
9.7 Interpretation. Headings or captions shall in no way define, limit or otherwise affect the construction or interpretation of this Lease. Whenever a provision of this Lease uses the terms “include” or “including”, that term shall not be limiting but shall be construed as illustrative. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel. Unless otherwise specified, whenever this Lease requires a consent or approval, the decision shall be reached in good faith discretion of the party entitled to give such consent or approval.
9.8 Prior Agreement and Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or statement pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease.
9.9 Time of Essence. Time is of the essence with respect to the performance of this Lease.
9.10 Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.
9.11 Landlord’s Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including the definition of Landlord’s Agents, MEPT Edgemoor REIT LLC (the manager of Landlord) and Bentall Kennedy (U.S.) Limited Partnership (the authorized signatory of MEPT Edgemoor REIT LLC) are the only entities authorized to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner with respect to this Lease. Neither the Manager nor any leasing agent or broker shall be considered an authorized agent of Landlord for such purposes.
9.12 Tenant Certification. Tenant certifies that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control. Tenant is not entering this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity or nation.
ADDITIONAL DEFINED TERMS CROSS REFERENCE TABLE

ADA	Paragraph 4.2 (“Maintenance and Repair by Landlord”)
Affiliate	Paragraph 7.4 (“Permitted Transfers”)
Casualty	Subparagraph 5.5.1
Claims	Paragraph 6.1 (“Indemnification”)
Fair Benefits	Subparagraph 5.8.2
Governmental Agency	Paragraph 2.11 (“Compliance with Governmental Requirements and Rules and Regulations”)
Governmental Requirements	Paragraph 2.11 (“Compliance with Governmental Requirements and Rules and Regulations”)
HVAC	Subparagraph 4.1.1
Land	Definition of Building and also Exhibit A
Landlord’s Affiliates	Paragraph 6.1 (“Indemnification”)
Permitted Transfer	Paragraph 7.4 (“Permitted Transfers”)
Permitted Uses	Subparagraph 2.10.1
Recapture	Paragraph 7.2 (“Recapture”)
Responsible Contractor	Subparagraph 5.8.2
Successor	Paragraph 7.4 (“Permitted Transfers”)
Telecommunication Facilities	Subparagraph 4.1.2
Tenant Affiliates	Paragraph 6.1 (“Indemnification”)
Tenant Alterations	Paragraph 5.1 (“Tenant Alterations”)

LISTING OF EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	Drawing Showing Location and Configuration of the Premises
Exhibit C	Rules and Regulations
Exhibit D	Commencement Date Memorandum Form
LISTING OF RIDERS
Rider 1:	Operating Costs Reimbursements

     This Lease has been executed the day and year set forth on the first page of this Lease

Designated Address for Landlord:	LANDLORD:

MEPT Mount Eden LLC
c/o Bentall Kennedy (U.S.) Limited Partnership
Attn: Dir. of Asset Management — MEPT
1215 Fourth Avenue, Suite 2400
Seattle, WA 98161
Facsimile: 206-682-4769
and to:
MEPT Mount Eden LLC
c/o Bentall Kennedy (U.S.) Limited Partnership
Attn: Dir. of Asset Management — MEPT
7315 Wisconsin Ave., Ste. 350 West
Bethesda, MD 20814
Facsimile: 301-656-9339
and to:
MEPT Mount Eden LLC
c/o NewTower Trust Company
Attn: President/MEPT or Patrick O. Mayberry
3 Bethesda Metro Center, Suite 1600
Bethesda, MD 20814
Facsimile: 240-235-9961
Designated Address for Tenant:
Anthera Pharmaceuticals
Attn:

Facsimile:

MEPT Mount Eden LLC, a Delaware limited liability company
By:	MEPT Edgemoor REIT LLC, a Delaware
limited liability company, its sole member

By:	Bentall Kennedy (U.S.) Limited
Partnership, its Authorized Signatory

By:	Bentall Kennedy (U.S.) G.P. LLC, its
General Partner

By:	/s/ Michael R. McCormick
Name: Michael R. McCormick
Its: Senior Vice President 5-4-11

TENANT: Anthera Pharmaceuticals, a Delaware corporation
By:	/s/ Chris Lowe
	Name:	Chris Lowe
	Its:	CBO

15

EXHIBIT A to Lease
LEGAL DESCRIPTION OF LAND
Ex. A

1

EXHIBIT A
REAL PROPERTY SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF ALAMEDA, CITY OF HAYWARD MORE PARTICULARLY DESCRIBED AS FOLLOWS:
ALL THAT PORTION OF THOSE CERTAIN PARCELS OF LAND DESCRIBED IN THE GRANT DEEDS FROM JENJIURO SHIBATA TO MT. EDEN NURSERY COMPANY RECORDED ON DECEMBER 10, 1990, RECORDERS SERIES NO. 111089 AND PEARL CRYER ET. AL. TO MT. EDEN NURSERY COMPANY RECORDED ON DECEMBER 14, 1965 IN REEL 1701 AT IMAGE 977 AND WILLIAM ZENKLUSEN TO MT. EDEN NURSERY COMPANY, RECORDED ON JUNE 29, 1967, IN REEL 1990, AT IMAGE 740 AND FROM PETER BEDFORD ET UX TO MOUNT EDEN NURSERY COMPANY ON AUGUST 17, 1976 IN REEL 4488 AT IMAGE 15 OFFICIAL RECORDS OF SAID COUNTY MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT A CONCRETE STREET MONUMENT IN INDUSTRIAL BOULEVARD ALSO KNOWN AS COUNTY ROAD NO. 8085, SAID MONUMENT BEING SHOWN ON THAT CERTAIN MAP ENTITLED PARCEL MAP NO. 2144, FILED IN THE OFFICE OF THE RECORDER OF SAID COUNTY ON JULY 7, 1977 IN BOOK 97 OF PARCEL MAPS AT PAGE 93 AS MARKING A POINT OF CURVATURE OF SAID INDUSTRIAL BOULEVARD, SAID MONUMENT ALSO BEING AT THE NORTHERN TERMINUS OF THAT COURSE SHOWN AS “N 49°51’51” W 426.13’ MON-MON”;
THENCE FROM SAID POINT OF COMMENCEMENT SOUTH 50°15’27” WEST 34.00 FEET TO THE SOUTHWESTERN LINE OF SAID INDUSTRIAL BOULEVARD;
THENCE ALONG SAID LINE ALONG THE ARC OF A NON-TANGENT 1246.00 FOOT RADIUS CURVE TO THE LEFT, FROM WHICH THE CENTER OF SAID CURVE BEARS NORTH 50°15’05” EAST, THROUGH A CENTRAL ANGLE OF 1°12’23” AN ARC DISTANCE OF 26.23 FEET TO THE MOST NORTHERN CORNER OF SAID CERTAIN PARCEL OF LAND (RE: 4488 IM 15) SAID CORNER BEING THE POINT OF BEGINNING OF THIS DESCRIPTION;
THENCE CONTINUING ALONG SAID LINE SAID LINE ALSO BEING THE NORTHEASTERN LINE OF SAID CERTAIN PARCEL OF LAND (RE: 4448 IM 15) ALONG THE ARC OF SAID 1246.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 6°50’34” AN ARC DISTANCE OF 148.81 FEET TO THE NORTHERN LINE OF SAID CERTAIN PARCEL OF LAND (SERIES NO. 111089), SAID LINE ALSO BEING THE NORTHERN LINE OF THAT CERTAIN GRANT OF RIGHT OF WAY FROM MT. EDEN NURSERY COMPANY TO ALAMEDA COUNTY RECORDED ON MARCH 23, 1961 IN REEL 289 AT IMAGE 322 OFFICIAL RECORDS OF SAID COUNTY;
THENCE LEAVING SAID SOUTHWESTERN LINE AND ALONG THE NORTHERN, WESTERN AND SOUTHWESTERN LINES OF SAID GRANT OF RIGHT OF WAY (RE:289 IM 322) THE FOLLOWING THREE (3) COURSES:
1)	SOUTH 89°34’38” WEST 145.79 FEET;
2)	ALONG THE ARC OF A NON-TANGENT 1154.00 FOOT RADIUS CURVE TO THE LEFT, FROM WHICH POINT THE CENTER OF SAID CURVE BEARS NORTH 36°47’47” EAST, THROUGH A CENTRAL ANGLE OF 6°12’03” AN ARC DISTANCE OF 124.89 FEET;
3)	SOUTH 2°57’32” EAST 109.72 FEET TO THE NORTHWESTERN CORNER OF SAID CERTAIN PARCEL OF LAND (RE: 1701 IM 977) SAID CORNER ALSO BEING ON SAID SOUTHEASTERN LINE OF INDUSTRIAL BOULEVARD;

THENCE ALONG SAID SOUTHEASTERN LINE OF INDUSTRIAL BOULEVARD, SAID LINE ALSO BEING THE NORTH EASTERN LINES OF SAID CERTAIN PARCELS OF LAND (RE: 1701 IM 977) AND (RE: 1990 IM 740) SOUTH 59°59’47” EAST 62.47 FEET TO A POINT OF CURVATURE;
THENCE ALONG THE ARC OF A TANGENT 1154.00 FOOT RADIUS CURVE TO THE RIGHT THROUGH A CENTRAL ANGLE OF 14°55’36” AN ARC DISTANCE OF 300.58 FEET;
THENCE LEAVING SAID LINE SOUTH 54°24’12” WEST 394.84 FEET;
THENCE SOUTH 35°35’48” EAST 354.97 FEET TO THE NORTHERN RIGHT OF WAY LINE OF WEST JACKSON FREEWAY;
THENCE ALONG SAID LINE THE FOLLOWING FOUR (4) COURSES:
1.	ALONG THE ARC OF A NON-TANGENT 250.02 FOOT RADIUS CURVE TO THE LEFT, FROM WHICH POINT THE CENTER OF SAID CURVE BEARS NORTH 67°44’10” WEST, THROUGH A CENTRAL ANGLE OF 16°51’45” AN ARC DISTANCE OF 73.58 FEET;
2.	SOUTH 5°23’35” WEST 157.55 FEET;
3.	ALONG THE ARC OF A TANGENT 180.01 FOOT RADIUS CURVE TO THE RIGHT, THROUGH A CENTRAL ANGLE OF 31°12’44” AN ARC DISTANCE OF 98.06 FEET;
4.	SOUTH 63°52’14” WEST 453.49 FEET TO THE NORTHWESTERN RIGHT OF WAY LINE OF THE SOUTHERN PACIFIC RAILROAD;
THENCE ALONG SAID NORTHWESTERN LINE, ALONG THE ARC OF A NON-TANGENT 5700.00 FOOT RADIUS CURVE TO THE RIGHT, THROUGH A CENTRAL ANGLE OF 0°30’52” AN ARC DISTANCE OF 51.18 FEET;
THENCE NORTH 35°35’48” WEST 1173.48 FEET TO THE NORTHERN LINE OF SAID CERTAIN PARCEL OF LAND;
THENCE ALONG SAID LINE AND THE WESTERLY PROLONGATION THEREOF NORTH 845.77 FEET TO THE POINT OF BEGINNING AND CONTAINING 1,098,286 SQUARE FEET OF LAND MORE OR LESS.

EXHIBIT B to Lease
DRAWING SHOWING LOCATION AND CONFIGURATION OF THE PREMISES
Ex. B
1

EXHIBIT C to Lease
RULES AND REGULATIONS
Notwithstanding anything to the contrary contained in this Exhibit, if any rule or regulation is in conflict with any term, covenant or condition of this Lease, this Lease shall prevail. In addition, no such rule or regulation, or any subsequent amendment thereto adopted by Landlord, shall in any way alter, reduce or adversely affect any of Tenant’s rights or enlarge Tenant’s obligations under this Lease. Following a written request from Tenant, Landlord shall use commercially reasonable efforts to enforce the rules and regulations against other tenants of the Building.
     1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord or as otherwise expressly provided in the Lease. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.
     2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.
     3. Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.
     4. The directory of the Building, if any, will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.
     5. Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Landlord’s prior approval. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.
     6 The Building shall be accessible seven (7) days a week, twenty-four (24) hours per day.
     7. If Tenant requires Telecommunication Services, computer circuits, burglar alarm or similar services or other utility services, it shall first obtain Landlord’s approval of the construction or installation of such services. Application for such services shall be made in accordance with the procedure prescribed by Landlord in Section 5.1 of the Lease.
     8. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all
Ex. C
1

damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.
     9. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.
     10. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.
     11. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.
     12. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.
     13. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
     14. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
     15. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services, except at such hours and under such regulations as may be fixed by Landlord.
     16. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. Subject to available insurance, the expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.
     17. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.
     18. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere. Other than the usual and customary cellular telephones, and computer wifi. Tenant shall not install or utilize any wireless Telecommunication Facilities, including antenna and satellite receiver dishes within the Premises or on, in, or about the Building without first obtaining Landlord’s prior written consent and Landlord at its option may require the entry of a supplemental agreement with respect to such construction or installation. Tenant shall comply with all instructions for installation and shall pay or shall cause to be paid the entire cost of such installations. Application for such facilities shall be made in the same manner and shall be subject to the same requirements as specified for Telecommunication Services and Telecommunication Facilities in the paragraph of the Lease entitled “Utilities”. Supplemental rules and regulations may be promulgated by Landlord specifying the form of and information to be included with the application and establishing procedures, regulations and controls with respect to the installation and use of such wireless Telecommunication Facilities.
     19. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
Ex. C
2

     20. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.
     21. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.
     22. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.
     23. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
     24. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and a microwave for heating food shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.
     25. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
     26. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
     27. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     28. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.
     29. The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual. Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.
     30. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.
     31. Landlord may waive on a non-discriminatory basis any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.
     32. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.
     33. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land, the preservation of good order in the Building and the maintenance or enhancement of the value of the Building as a rental property. Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations which are so made by Landlord.
     34. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.
Ex. C
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EXHIBIT D to Lease
COMMENCEMENT DATE MEMORANDUM FORM
     MEPT Mount Eden LLC, a Delaware limited liability company, as Landlord, and Anthera Pharmaceuticals, a Delaware corporation, as Tenant, executed that Lease dated as of ________________________, 2011 (the “Lease”).
     The Lease contemplates that this document shall be delivered and executed as set forth in the paragraph entitled “Lease Memorandum”. This Lease Memorandum shall become part of the Lease.
     Landlord and Tenant agree as follows:
     1. The Commencement Date of the Lease is _____________________________.
     2. The end of the Lease Term and the date on which this Lease will expire is _____________________.
     3. The Lease is in full force and effect as of the date of this Lease Memorandum. By execution of this Lease Memorandum, Tenant confirms that as of the date of the Lease Memorandum (a) Tenant has no claims against Landlord and (b) Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord as of the date hereof.
     4. Tenant’s Pro Rata Share is ________________ percent (_________%).

Dated:	Dated:

LANDLORD:	TENANT:

MEPT Mount Eden LLC, a Delaware limited liability company	Anthera Pharmaceuticals, a Delaware corporation

By: MEPT Edgemoor REIT LLC, a Delaware limited liability	By:
company, its sole member	Name:
Its:
By: Bentall Kennedy (U.S.) Limited Partnership, its Authorized Signatory

By: Bentall Kennedy (U.S.) G.P. LLC, its General Partner

By:
Name:
Its:

Ex. D

Rider 1
Operating Costs Reimbursements
R1.1 Operating Costs Reimbursements Payments. Tenant agrees to pay, in addition to Base Rent, sums computed and payable in accordance with this Rider (“Operating Costs Reimbursements”). As the context requires, the term “Operating Costs Reimbursements” shall include the Operating Costs Reimbursements Estimate payments.
R1.2 Operating Costs Reimbursements Estimate Payments. Landlord shall prepare and furnish to Tenant an estimate of the Operating Costs Reimbursements computed in accordance with paragraphs R1.3 through R1.6 (“Operating Costs Reimbursements Estimate”) (a) on about the Commencement Date, (b) in advance of the beginning of each calendar year during the Lease Term and (c) from time to time during the Lease Term. Tenant shall pay one-twelfth (1/12th) of the current Operating Costs Reimbursements Estimate in advance on or before the first day of each calendar month of the Lease Term. If the applicable blank on the first page of this Lease is filled in, the amount in it shall be the Operating Cost Reimbursement Estimate as of the Commencement Date.
R1.3 Computation of Operating Costs Reimbursements. The Operating Costs Reimbursements shall equal the product of (a) Tenant’s Pro Rata Share multiplied by (b) the difference between Operating Costs minus the Operating Cost Base Amount. These capitalized terms are defined later in paragraph 1.4 of this Rider. The determination and computation of the Operating Costs Reimbursements shall be made by Landlord. After the close of each calendar year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Reimbursements payable for the preceding calendar year. If the Operating Costs Reimbursements exceed the Operating Costs Reimbursements Estimate paid by Tenant, Tenant shall pay the amount of such excess to Landlord with twenty (20) days after delivery of such statement to Tenant. If such statement shows the Operating Costs Reimbursements to be less than the Operating Costs Reimbursements Estimate paid by Tenant, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) days following the date of such statement or, at Landlord’s option, shall be credited toward future installment(s) of Operating Costs Reimbursements Estimate.
R1.4 Definitions.
     R1.4.1 Operating Costs. Subject to Section R1.4.3 below, all costs and expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, related improvements and the personal property used in conjunction with such Land, Building, Premises and related improvements. Without limiting the generality of the previous sentence, a few of the categories of costs and expense intended to be included in Operating Costs are (a) Taxes as defined later in this paragraph; (b) premiums and other obligations associated with Landlord’s insurance program; (c) property management fees with respect to this Lease not to exceed two percent (2.0%) of the Base Rent; (d) amortization of capital improvements installed or constructed other than in connection with the original construction of this Building and (e) other costs or expense which are customarily accounted for as an expense of ownership or operation. See Paragraph 4.2 (“Maintenance and Repair by Landlord”) for the treatment of code compliance costs. If less than ninety-five percent (95%) of the Building is occupied by tenants during the calendar year, then Operating Costs which vary based on occupancy shall include all additional costs and expenses that Landlord reasonably determines would have been incurred had ninety-five percent (95%) occupancy prevailed during the calendar year.
     R1.4.2 Taxes. “Taxes” means all ad valorem taxes and governmental and private assessments which are levied, assessed, imposed or become due and payable with respect to the Land and the Building and associated improvements. Notwithstanding the foregoing, “Taxes” shall not include:
          (i) any franchise, estate, gift, inheritance, net income, or excess profits tax imposed upon Landlord ,or a penalty fee imposed as a result of Landlord’s failure to pay Taxes when due; and
          (ii) any increases in real property taxes and/or assessments that result from “new construction” or a “change of ownership” of the Building, or the Land (and for purposes hereof, “new
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construction” or a “change of ownership” shall have the same meaning as in Part 0.5 of Division 1 of the California Revenue and Taxation Code or any amendments or successor statutes to those sections.
      R1.4.3 Exclusions to Operating Costs. Notwithstanding the foregoing provisions of this Rider, the following are specifically excluded from the definition of Operating Costs and Tenant shall have no obligation to pay directly or reimburse Landlord for all or any portion of the following except to the extent any of the following are caused by the actions or inactions of Tenant, or result from the failure of Tenant to comply with the terms of this Lease:
(i)	costs incurred because Landlord actually violated the terms and conditions of this Lease or any other lease for premises within the Building, if any;

(ii)	legal and auditing fees (other than those fees reasonably incurred in connection with the maintenance and operation of all or any portion the Building), leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Property or future re-leasing of any portion of the Building;

(iii)	depreciation of the Building or any other improvements situated within the Project;

(iv)	any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by Tenant or any other party;

(v)	costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes;

(vi)	any interest or payments on any financing for the Building, interest and penalties incurred as a result of Landlord’s late payment of any invoice and any bad debt loss, rent loss or reserves for same;

(vii)	overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; or any costs included in Operating Costs representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

(viii)	any payments under a ground lease or master lease;

(ix)	costs of correcting any building code or other violations which were violations prior to the Commencement Date; and

(x)	costs incurred in the investigation and/or remediation of Hazardous Materials which either existed on the Land prior to the Commencement Date or were brought onto the Property by Landlord, its agents, employee or contractors.
Additionally, to the extent any of the foregoing items described above constitute capital repairs or replacements under generally accepted accounting principles, consistently applied, then only the amortizing portion of such capital repairs or replacements shall constitute Operating Costs; such amortization shall be over the useful life of the applicable repair or replacement, and shall employ an interest rate equal to the sum of that rate quoted by Wells Fargo Bank, N.T. & S.A. from time to time as its prime rate, plus two percent (2%).
R1.5 Audit Rights. Landlord shall maintain records concerning estimated and actual Operating Costs Reimbursements to the Premises for no less than twelve (12) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in default of its obligation to pay Base Rent, Operating Costs Reimbursements or other payments required to be made by it under this Lease and provided that Tenant is not otherwise in default under this Lease, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records. Such inspection, if any, shall be conducted no more than once each year, during Landlord’s normal business hours within ninety (90) calendar days after receipt of Landlord’s written statement of Operating Costs Reimbursements allocable to the Premises for the previous year, upon first furnishing Landlord at least twenty (20) calendar days prior written notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided,
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however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment of Base Rent, Operating Costs Reimbursements or other payments due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Costs Reimbursements allocable to the Premises. If the actual Operating Costs Reimbursements allocable to the Premises for any given year were improperly computed and if the actual Operating Costs Reimbursements allocable to the Premises are overstated by more than 5%, Landlord shall reimburse Tenant for the cost of its audit. For purposes of this subparagraph, the term “Qualified Person” means an accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Operating Costs Reimbursements or reduction in Operating Costs Reimbursements allocable to the Premises achieved through the inspection process described in this subparagraph.
R.1.6 End of Term. If this Lease shall terminate on a day other than the last day of a calendar year, (a) Landlord shall estimate the Operating Costs Reimbursements for such partial year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such year and the denominator of which is 360; (c) if the clause (b) amount exceeds the Operating Costs Reimbursements Estimate paid by Tenant for the last year in the Lease Term, then Tenant shall pay the excess to Landlord within ten (10) days after Landlord’s delivery to Tenant of a statement for such excess; and (d) if the Operating Costs Reimbursements Estimate paid by Tenant for the last year in the Lease Term exceeds the clause (b) amount, then Landlord shall refund to Tenant the excess within such ten (10) day period if Tenant is not then in default of any of its obligations under this Lease.
R1.7 Taxes Based on Rent. If a rental tax, gross receipts tax or sales tax on rent is imposed on Landlord, Tenant shall, as Operating Costs Reimbursements, pay or reimburse Landlord, an amount equal to all such taxes computed on the Base Rent and Operating Costs Reimbursements payable under this Lease. If such taxes are payable other than at monthly intervals, Tenant shall pay one-twelfth (1/12th) of the annual tax amount with each installment of Base Rent.
Rider 1
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